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CNS RESPONSE, INC.

(Name of Registrant as Specified In Its Charter)

Leonard J. Brandt

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Len Brandt

lenjbrandt@gmail.com
31878 Del Obispo St., Suite 118-131
San Juan Capistrano, CA 92675
Fax: (949) 743-2785

September 3, 2009

RE: Len Brandt’s comments on the e-mail of Larry Baill to stockholders

Dear CNS Response Shareholders,

Sometimes friends can be a little predisposed by their friendship. I think such is the case with a letter mailed to some shareholders last night by Larry Baill. In fact, that letter shows the kind of fervor for his position that can inspire the most successful legal minds, such as Larry Baill of Yost and Baill.

Although I am complimented by Larry’s statements, I cannot accept the praise without commenting. I am not going to be able to offer my view of every statement that was in his e-mail, but here are a few of the necessary corrections.

It was Steve Suffin, MD and W. Hamlin Emory, MD who, through their early faith and constant efforts, envisioned the phenomenal promise of this treatment approach to mental illness – I was not first to see it. And frankly, several other forgotten pioneers are part of this history.

It was Steve Suffin, Hamlin Emory, Brian MacDonald and I who gave birth to the first CNS Response, the California company that became a subsidiary of CNS Response, Inc. in 2007. Frankly, even though Steve or I may get some credit there are others whose efforts outweigh either of our contributions. I believe that invention is 97% sweat as well as inspiration. It took me years to truly understand the challenge of managing treatment-resistant patients to a drug free state and then tracking their entire history of treatment in a usable way. At the beginning, it was absolutely unthinkable to attempt to develop a database of the kind CNS now has. Dr. Suffin conceived the database approach with Dr. Emory, who then set about doing the lion’s share of data/patient collection.

When Dr. Suffin took on the full time start-up job with us, it was his family that persevered through the economic challenges and Steve’s long hours away from his family. When that reached its limit, it was Dr. Emory who took on the role of Medical Director. He trained the current Chief Medical Officer. It was Brian MacDonald who made the commitment to become the lead engineer, being trained by Dr. Suffin to fill the role, not the one he ever envisioned. The physician demanded an order of magnitude more resolution in the product to make it truly compelling, and Brian developed it. Brian and Dr. Emory went back into the data with the algorithms and came out with it. It worked. In fact, these two people, Brian and Dr. Emory, accomplished something bigger than any of us envisioned, certainly not me.

Len Brandt

lenjbrandt@gmail.com
31878 Del Obispo St., Suite 118-131
San Juan Capistrano, CA 92675
Fax: (949) 743-2785

Daniel Hoffman, MD, adopted this dream as if it were his own baby. CNS Response may not have survived without him. More than that, trained by Dr. Emory, he saw in his own clinic what he described as the most important development since Freud and started the snowball rolling amongst numerous frustrated physicians. I might have guided physicians to trial, but he guided them to success.

I also have to acknowledge that the dream has been alive because of a few other people. One is Barry Kass. Delivering passion, commitment and credibility, he opened doors at Stanford and Harvard that allowed others to go through. It gave CNS external scientific leadership of the highest caliber. Back in the shop one person throughout it all made CNS reliable. I won’t embarrass MM with more than initials. But talk is cheap. Reliability and commitment is hard to come by.

So, though this letter comes at a difficult time in the CNS history, when financial interests are now fighting over its control. I think the company has this opportunity for true greatness because a few people really did dare to matter.

I thank Larry for the compliments where appropriate and the opportunity to set the record straight.

Sincerely,